Exhibit 10.5
EXECUTIVE EMPLOYMENT AGREEMENT
     This Executive Employment Agreement (the “Agreement”), between Caveo Networks (the “Company”) and Syed Ali (“Executive”), is made this 2nd day of January 2001.
RECITALS
     A. The Company desires assurance of the association and services of Executive in order to retain Executive’s experience, skills, abilities, background and knowledge, and is willing to engage Executive’s services on the terms and conditions set forth in this Agreement.
     B. Executive desires to be in the employ of the Company, and is willing to accept such employment on the terms and conditions set forth in this Agreement.
     C. Company and Executive wish to enter into an employment relationship with a written Employment Agreement intended to supersede all other written and oral representations regarding Executive’s employment with Company.
AGREEMENT
     Now, Therefore, based on the foregoing recitals and in consideration of the commitments set forth below, Executive and Company agree as follows:
     1. Position, Duties, Responsibilities
          1.1 Position. Effective as of December 4, 2000, Executive is employed by Company to render services to Company in the position of President. The duties of this position shall include full operation and profit and loss responsibility, ultimate executive management responsibility and the responsibility of managing Company’s legal, intellectual property, and business development activities. Additionally, Executive shall serve in such other capacity or capacities as the Board of Directors of the Company may from time to time prescribe, subject to the provisions of Section 5 below. During his employment by the Company, Executive shall devote his full energies, interest, abilities and productive time to the proper and efficient performance of his duties under this Agreement.
          1.2 Other Activities. Except upon the prior written consent of the Company, Executive will not engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be in conflict with, or that might place Executive in a conflicting position to that of, the Company.
          1.3 Proprietary Information. Executive recognizes that his employment with the Company will involve contact with information of substantial value to the Company, which is not generally known in the trade, and which gives the Company an advantage over its competitors who do not know or use it. As a condition of this Agreement, Executive will sign and return a copy of the Company’s “Proprietary Information and Inventions Agreement,” attached as Exhibit A.

     2. Compensation of Executive
          2.1 Salary. In consideration of the services to be rendered under this Agreement, while employed by the Company, Company shall pay Executive an initial base annual salary equivalent to one hundred seventy-five thousand dollars ($175,000), less standard deductions and withholdings, payable in regular periodic payments in accordance with Company policy. Such salary shall be prorated for any partial month of employment on the basis of a 30-day fiscal month.
          2.2 Benefits. Executive shall be eligible to participate in the Company’s benefit plans and to receive perquisites of employment, including ten (10) days per year of paid vacation and reasonable reimbursement for necessary expenses, as established by Company, and as may be amended from time to time.
     3. Employment at Will
     Company or Executive may terminate Executive’s employment with Company at any time for any reason, including no reason at all, notwithstanding anything to the contrary contained in or arising from any statements, policies, or practices of Company relating to the employment, discipline, or termination of its Executives. This at-will employment relationship cannot be changed except in writing signed by a duly authorized officer of the Company other than Executive.
     4. Outside Activities Limited
     Executive shall not maintain employment, directorships or other positions in other companies without the prior approval of the Board of Directors. Executive may engage in business activities separate and apart from the Company only with the prior approval of the Board of Directors.
     5. Termination of Employment
          5.1 Severance Payments and Benefits. If the Company terminates Executive’s employment Not For Cause (as defined below), or Executive is constructively terminated (as defined below), the Company will pay Executive all compensation due and owing through the last day actually worked, and Executive shall receive the following severance payments and benefits; provided, however, that such severance and benefits are conditioned on Executive’s execution of a release agreement in a form satisfactory to the Company.
               5.1.1 Termination Not For Cause by the Company. The Company will continue to pay to Executive a sum equal to fourteen thousand five hundred eighty-three dollars ($14,583) per month for a period of twelve (12) months.
               5.1.2 Health Insurance. Within the time prescribed by law, upon termination of Executive’s employment, Executive shall elect under the Federal COBRA law to continue to receive his health insurance benefits under the Company’s group health insurance then in effect. The Company shall reimburse Executive for the payment of such benefits for a period of twelve (12) months after Executive’s termination, if terminated Not For Cause provided that Executive makes the appropriate COBRA election. If COBRA or similar benefits are not available by law, then the Company shall reimburse Executive up to one thousand dollars ($1,000) per month for twelve (12) months after termination Not For Cause for health insurance and/or benefits.
               5.1.3 Mitigation of Severance Benefits. If Executive obtains full time employment, or the equivalent of full-time employment (e.g. consulting work), (i) the payments under this Section 5.1 shall be decreased by the amount of salary or fees paid by such other work; provided, however, that such decrease shall not exceed the sum of fifty thousand dollars ($50,000), and (ii) the Company’s reimbursement of Executive’s health benefits provided under Section 5.1.2 shall cease if substantially similar health benefits are provided to Executive in connection with such other work. Within ten (10) business days of accepting such employment, Executive agrees to notify the Company arid to provide a summary of relevant terms of such employment in writing.
               5.1.4 Other Compensation or Benefits. Executive acknowledges that except as expressly provided in this Agreement, he will not receive any additional compensation, severance or benefits after Executive’s termination of employment or other work.
          5.2 Termination for Cause by the Company. In the event that Company terminates Executive’s employment for Cause, Company shall pay Executive all compensation due and owing through the last day actually worked and thereafter Company’s obligations under this Agreement shall terminate. For the purposes of this Agreement, “Cause” shall mean: (i) any act or failure to act by Executive that was performed in bad faith and to the material detriment of the Company; (ii) Executive refuses or fails to act in accordance with any lawful, reasonable direction or order of the Board of Directors of the Company and such refusal or failure has a materially adverse effect on the Company’s business; (iii) Executive exhibits willful misconduct or dishonesty in the management of the affairs of the Company; or (iv) Executive is convicted of a felony and such conviction has a materially adverse effect on the Company or on Executive’s ability to serve as an employee of the Company. For purposes of this Agreement, the term “Not For Cause” shall mean termination of Executive’s employment for reasons other than for “Cause.”
          5.3 Termination by Executive. In the event that Executive voluntarily elects to terminate his employment (and is not constructively discharged, as defined herein), the Company shall pay Executive all compensation due and owing through the last day actually worked and thereafter Company’s obligations under this Agreement shall terminate. For purposes of this Agreement, constructive termination or discharge shall mean any of the following events or conditions unless consented to by Executive: (i) a material reduction or change of Executive’s job title, job duties, responsibilities or requirements that is inconsistent with the position or positions listed in Section 1.1 hereof; (ii) a material reduction in Executive’s salary or benefits then in effect; (iii) the headquarters of the Company are relocated to, or the Company requires Executive to relocate to, a facility or location more than 100 miles from the Company’s current location; or (iv) the Company breaches any material provision of this Agreement, which breach is not cured within thirty (30) days after written notice thereof to the Board from Executive.

     6. Termination Obligations
          6.1 Return of Company’s Property. Executive hereby acknowledges and agrees that all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof, and equipment furnished to or prepared by Executive in the course of or incident to Executive’s employment, belong to Company and shall be promptly returned to Company upon termination of Executive’s employment.
          6.2 Representations and Warranties Survive Termination of Employment. The representations and warranties contained herein, except Executive’s obligations under Section 1.1, shall survive termination of Executive’s employment and expiration of this Agreement.
          6.3 Cooperation in Pending Work. Following any termination of Executive’s employment, Executive shall reasonably cooperate with Company in all matters relating to the winding up of pending work on behalf of Company and the orderly transfer of work to other employees of Company. Executive shall also cooperate in the defense of any action brought by any third party against Company that relates in any way to Executive’s acts or omissions while employed by Company. The Company shall reimburse the Executive for his reasonable out-of-pocket costs incurred to cooperate and pay Executive an hourly rate based upon his base salary.
     7. Restrictions on Competition After Termination
          7.1 Reasons for Restriction. Executive acknowledges that the nature of the Company’s business is such that it would be extremely difficult for Executive to honor and comply with Executive’s obligation under the Proprietary Information and Inventions Agreement to keep secret and confidential the Company’s trade secrets if Executive were to become employed by or substantially interested in the business of a competitor of the Company soon following the termination of Executive’s employment with the Company, and it would also be extremely difficult to determine in any reasonably available forum the extent to which Executive was or was not complying with Executive’s obligations under such circumstances.
          7.2 Duration of Restriction. In consideration for the payments and benefits under this Agreement, Executive agrees that for a period of eighteen (18) months after the termination of Executive’s employment, Executive will not directly or indirectly engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in, or participate in the financing operation, management or control of, any person, firm, corporation or business that engages in the business of the Company in North America, Asia, Europe, Australia and any other countries where the Company conducts business (“Restricted Territory”). The parties agree that ownership of no more than I% of the outstanding voting stock of a publicly traded corporation or other entity shall not constitute a violation of this provision. The parties intend that the covenants contained in this section shall be construed as a series of separate covenants, one for each county, city, state and other political subdivision of the Restricted Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in this section. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants (or any part thereof)

deemed included in this section, then such unenforceable covenant (or such part) shall be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced by such court. it is the intent of the parties that the covenants set forth herein be enforced to the maximum degree permitted by applicable law.
     8. Restrictions on Solicitation After Termination
     For a period of eighteen (18) months following the termination of Executive’s employment hereunder for any reason, Executive shall not, without the prior written consent of the Company, directly or indirectly, as a sole proprietor, member of a partnership, stockholder or investor, officer or director of a corporation, or as an executive, associate, consultant, independent contractor or agent of any person, partnership, corporation or other business organization or entity other than the Company (i) solicit or endeavor to entice away from the Company any person or entity who is, or, during the then most recent eighteen (18) month period, was, employed by, or had served as an agent or key consultant of the Company, or (ii) solicit or endeavor to entice away from the Company any person or entity who is, or was within the then most recent eighteen (18) month period, a customer or client (or reasonably anticipated (to the general knowledge of Executive or the public) to become a customer or client) of the Company, provided, however, that Executive shall not be prohibited from receiving and responding to unsolicited requests for employment or career advice from Company’s employees.
     9. Entire Agreement
     The terms of this Agreement are intended by the parties to be the final and exclusive expression of their agreement with respect to the employment of Executive by Company and may not be contradicted by evidence of any prior or contemporaneous statements or agreements. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement. To the extent any provisions in this Agreement are inconsistent with any provisions of the Exhibits, the provisions of this Agreement shall supersede and be controlling. Notwithstanding the foregoing, nothing in this Agreement is meant to diminish Executive’s rights under his Founder’s Restricted Stock Purchase Agreement with the Company, whether in the event of termination of Executive’s employment or otherwise.
     10. Amendments, Waivers
     This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and by a duly authorized representative of Company other than Executive. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

     11. Assignment; Successors and Assigns
     Executive agrees that Executive will not assign, sell, transfer, delegate or otherwise dispose of; whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement, nor shall Executive’s rights be subject to encumbrance or the claims of creditors. Any purported assignment, transfer, or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets, or the assignment by the Company of this Agreement and the performance of its obligations hereunder to any successor in interest.
     12. Severability; Enforcement
     If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with one which most accurately represents the parties’ intention with respect to the invalid or unenforceable term or provision.
     13. Governing Law; Venue
     This Agreement is to be construed in accordance with and governed by the internal laws of the State of California without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties. All disputes and controversies arising out of or in connection with this Agreement shall be resolved exclusively by the state and federal courts located in Santa Clara County in the State of California, and each party hereto agrees to submit to the jurisdiction of said courts and agrees that venue shall lie exclusively with such courts.
     14. Acknowledgment
     The parties acknowledge (a) that they have consulted with or have had the opportunity to consult with independent counsel of their own choice concerning this Agreement, and (b) that they have read and understand the Agreement, are fully aware of its legal effect, and have entered into it freely based on their own judgment and not on any representations or promises other than those contained in this Agreement.
     15. Notices
     All notices or demands of any kind required or permitted to be given by the Company or Executive under this Agreement shall be given in writing and shall be personally delivered (and receipted for) or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Company:	Caveo Networks
4320 Stevens Creek Boulevard, Suite 225
San Jose, CA 95129

If to Executive:	Syed Ali

     Any such written notice shall be deemed received when personally delivered or three (3) days after its deposit in the United States mail as specified above. Either party may change its address for notices by giving notice to the other party in the name specified in this section.
     16. Representations and Warranties
     Executive represents and warrants that he is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that his execution and performance of this Agreement will not violate or breach any other agreements between Executive and any other person or entity.
     17. Counterparts
     This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument.
[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY ]

     In Witness Whereof, the parties have executed this Agreement on the date first written above.

Company:		Executive:

Caveo networks		Syed Ali

By:	/s/ Syed Ali	By:	/s/ Syed Ali

	Syed Ali, its President		Syed Ali, an individual
Exhibits
A.	Proprietary Information and Inventions Agreement

EXHIBIT A
CAVEO NETWORKS
PROPRIETARY INFORMATION AND INVENTION ASSIGNMENT AGREEMENT
     In consideration of my employment by Caveo Networks, a California corporation (the “Company”), I hereby agree to certain restrictions placed by the Company on my use and development of information and technology of the Company, as more fully set out in this Proprietary Information and Invention Assignment Agreement (the “Agreement”).
     1. Proprietary Information.
          (a) Confidential Restrictions. I understand that, in the course of my work as an employee of the Company, I may have access to Proprietary Information (as defined below) concerning the Company. I acknowledge that the Company has developed, compiled, and otherwise obtained, often at great expense, this information, which has great value to the Company’s business. I agree to hold in strict confidence and in trust for the sole benefit of the Company all Proprietary Information and will not disclose any Proprietary Information, directly or indirectly, to anyone outside of the Company, or use, copy, publish, summarize, or remove from Company premises such information (or remove from the premises any other property of the Company) except: (i) during my employment to the extent necessary to carry out my responsibilities as an employee of the Company or (ii) after termination of my employment, as specifically authorized in writing by a duly authorized officer of the Company. I further understand that the publication of any Proprietary Information through literature or speeches must be approved in advance in writing by a duly authorized officer of the Company.
          (b) Proprietary Information Defined. I understand that the term “Proprietary Information” in this Agreement means all information and any idea in whatever form, tangible or intangible, whether disclosed to or learned or developed by me, pertaining in any manner to the business of the Company or to the Company’s affiliates, consultants, or business associates, unless: (i) the information is or becomes publicly known through lawful means; (ii) the information was rightfully in my possession or part of my general knowledge prior to my employment by the Company; or (iii) the information is disclosed to me without confidential or proprietary restrictions by a third party who rightfully possesses the information (without confidential or proprietary restrictions) and did not learn of it, directly or indirectly, from the Company. I further understand that the Company considers the following information to be included, without limitation, in the definition of Proprietary Information: (A) specifications, systems, methods, schemas, methods, strategies, research, projections, processes, techniques, designs, components, programs, technology, ideas, know-how, improvements, inventions, schematics, employee suggestions, development tools and processes, computer printouts, computer programs (both source code and object code), formulas and improvements; (B) information about costs, profits, markets, sales, customers, and bids; (C) plans for business, marketing, future development and new product concepts; (D) customer lists, and distributor and representative lists; (E) all documents, books, papers, design drawings, manuals, models,

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sketches, and other data of any kind and description, including electronic data recorded or retrieved by any means, that have been or will be given to me by the Company (or any affiliate of it), as well as written or verbal instructions or comments; (F) any information or material not described in (A)-(E) above which relate to the Company’s inventions, technological developments, “know how”, purchasing, accounts, merchandising, or licensing; (G) employee personnel files and information about employee compensation and benefits; and (H) any information of the type described in (A)-(G) above which the Company has a legal obligation to treat as confidential, or which the Company treats as proprietary or designates as confidential, whether or not owned or developed by the Company.
          (c) Information Use. I agree that I will maintain at my work area or in other places under my control only such Proprietary Information that I have a current “need to know,” and that I will return to the appropriate person or location or otherwise properly dispose of Proprietary Information once my need to know no longer exists. I agree that I will not make copies of information unless I have a legitimate need for such copies in connection with my work.
          (d) Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree that I owe the Company and such third parties, during the term of my employment and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm, or corporation (except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party) or to use it for the benefit of anyone other than for the Company or such third party (consistent with the Company’s agreement with such third party) without the express written authorization of a duly authorized officer of the Company.
     2. Inventions.
          (a) Defined; Statutory Notice. I understand that during the term of my employment, there are certain restrictions on my development of technology, ideas, and inventions, referred to in this Agreement as “Invention Ideas.” The term “Invention Ideas” means all ideas, processes, inventions, technology, programs, original works of authorship, designs, formulas, discoveries, patents, copyrights, trademarks, and service marks, and all improvements, rights and claims related to the foregoing, regardless of whether conceived, developed, or reduced to practice by me alone or with others and regardless of whether pertaining to: the business of developing and marketing application specific semiconductors, software and boards to process network and e-commerce security applications; or any other business in which the Company may choose to engage in the future. Notwithstanding the foregoing, the term “Invention Ideas” does not include inventions listed in Schedule A and to the extent that California Labor Code Section 2870 lawfully prohibits the assignment. I understand that Section 2870(a) provides:
Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely

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on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
     (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.
     (2) Result from any work performed by the employee for the employer.
          (b) Disclosure. I agree to maintain adequate and current written records on the development of all Invention Ideas and to disclose promptly to the Company all Invention Ideas and relevant records, which records will remain the sole property of the Company. I further agree that all information and records pertaining to any idea, process, invention, technology, program, original work of authorship, design, formula, discovery, patent, copyright, trademark, or service mark, that I do not believe to be an Invention Idea, but is conceived, developed, or reduced to practice by me (alone or with others) during my period of employment shall be promptly disclosed to the Company (such disclosure to be received in confidence). The Company shall examine such information to determine if in fact it is an Invention Idea subject to this Agreement.
          (c) Assignment. I agree to assign and hereby do assign to the Company, without further consideration, my entire right, title, and interest (throughout the United States and in all foreign countries), free and clear of all liens and encumbrances, in and to each Invention Idea, which shall be the sole property of the Company, whether or not copyrightable or patentable.
          (d) Assist with Registration. In the event any Invention Idea shall be deemed by the Company to be copyrightable or patentable or otherwise registrable, I will assist the Company (at its expense) in obtaining and maintaining letters patent or other applicable registrations and I will execute all documents and do all other things (including testifying at the Company’s expense) necessary or proper to accomplish such registrations thereon and to vest the Company with full title thereto. Should the Company be unable to secure my signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Invention Idea, whether due to my mental or physical incapacity or any other cause, I hereby irrevocably designate and appoint the Company and each of its duly authorized officers and agents as my agent and attorney-in-fact, to act for and on my behalf and stead, to execute and file any such document, and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protections with the same force and effect as if executed and delivered by me. I agree to maintain adequate and current records on the development of all Invention Ideas, which shall also remain the sole property of the Company.
          (e) License for Other Inventions. If, in the course of my employment with the Company, I incorporate into Company property an invention owned by me or in which I have an interest, the Company is granted a nonexclusive, royalty-free, irrevocable, perpetual, world-

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wide license to make, modify, use and sell any invention as part of and in connection with the Company property.
          (f) Exclusions. Except as disclosed in Schedule A attached hereto and incorporated herein, there are no ideas, processes, inventions, technology, writings, programs, designs, formulas, discoveries, patents, copyrights, or trademarks, or improvements to the foregoing, that I wish to exclude from the operation of this Agreement. To the best of my knowledge, there is no existing contract in conflict with this Agreement or any other contract to assign ideas, processes, inventions, technology, writings, programs, designs, formulas, discoveries, patents, copyrights, or trademarks, or improvements thereon, that is now in existence between me and any other person or entity.
          (g) Disclosure. I agree to disclose promptly to the Company all “Invention Ideas” and relevant records as defined in paragraph 2(a), above. I further agree to promptly disclose to the Company any idea that I do not believe to be an invention, but which is conceived, developed, or reduced to practice by me (alone or with others) while I am employed by the Company. I will disclose the idea, along with all information and records pertaining to the idea, and the Company will examine the disclosure in confidence to determine if in fact it is an Invention Idea subject to this Agreement.
     3. Former or Conflicting Agreements. During my employment with the Company, I will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others. I represent and warrant that I have returned all property and confidential information belonging to all prior employers, individuals and entities who have provided such property and confidential information to me, if any, as required by such prior employers, individuals and entities. I further represent and warrant that my performance of the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith.
     4. Government Contracts. I understand that the Company has or may enter into contracts with the government under which certain intellectual property rights will be required to be protected, assigned, licensed, or otherwise transferred and I hereby agree to execute such other documents and agreements as are necessary to enable the Company to meet its obligations under any such government contracts.
     5. Termination. I hereby acknowledge and agree that all property, including, without limitation, all source code listings, books, manuals, records, models, drawings, reports, notes, contracts, lists, blueprints, and other documents or materials or copies thereof, all equipment furnished to or prepared by me in the course of or incident to my employment, and all Proprietary Information belonging to the Company and will be promptly returned to the Company upon termination of my employment with the Company. Following my termination, I will not retain any written or other tangible material containing any Proprietary Information or information pertaining to any Invention Idea. I understand that my obligations contained in this Agreement will survive the termination of my employment. In the event of the termination of my employment, I agree, if requested by the Company, to sign and deliver the Termination

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Certificate attached as Schedule B hereto and incorporated herein. I ACKNOWLEDGE THAT THE COMPANY IS AN “AT-WILL,” EMPLOYER AND NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED TO IMPLY THAT THE TERM OF MY EMPLOYMENT IS OF ANY DEFINITE DURATION. NO ONE OTHER THAN AN AUTHORIZED OFFICER OF THE COMPANY HAS THE AUTHORITY TO ALTER THIS ARRANGEMENT, TO ENTER INTO AN AGREEMENT FOR EMPLOYMENT FOR A SPECIFIED PERIOD OF TIME, OR TO MAKE ANY AGREEMENT CONTRARY TO THIS POLICY, AND ANY SUCH AGREEMENT MUST BE IN WRITING AND MUST BE SIGNED BY AN AUTHORIZED OFFICER OF THE COMPANY AND BY THE AFFECTED EMPLOYEE.
     6. Remedies. I recognize that nothing in this Agreement is intended to limit any remedy of the Company under the California Uniform Trade Secrets Act or other federal or state law and that I could face possible criminal and civil actions, resulting in imprisonment and substantial monetary liability, if I misappropriate the Company’s trade secrets. In addition, I recognize that my violation of this Agreement could cause the Company irreparable harm, the amount of which may be extremely difficult to estimate, thus, making any remedy at law or in damages inadequate. Therefore, I agree that the Company shall have the right to apply to any court of competent jurisdiction for an order restraining any breach or threatened breach of this Agreement and for any other relief the Company deems appropriate. This right shall be in addition to any other remedy available to the Company in law or equity.
     7. Miscellaneous Provisions.
          (a) Assignment. I agree that the Company may assign to another person or entity any of its rights under this Agreement.
          (b) Governing, Law., Severability. The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of California. If any provision of this Agreement, or application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect.
          (c) Entire Agreement. The terms of this Agreement are the final expression of the parties’ agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous agreement. This Agreement shall constitute the complete and exclusive statement of its terms and no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement.
          (d) Amendments, Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by me and by a duly authorized representative of the Company. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity.

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          (e) Successors and Assigns. This Agreement shall be binding upon me and my heirs, executors, administrators, and successors, and shall inure to the benefit of the Company’s successors and assigns.
          (f) Application of this Agreement. I hereby agree that my obligations set forth in Sections 1 and 2 hereof and the definitions of Proprietary Information and Invention Ideas contained therein shall be equally applicable to Proprietary Information and Invention Ideas relating to any work performed by me for the Company prior to the execution of this Agreement.
     I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY NOTED ON SCHEDULE A TO THIS AGREEMENT ANY PROPRIETARY INFORMATION, IDEAS, PROCESSES, INVENTIONS, TECHNOLOGY, WRITINGS, PROGRAMS, DESIGNS, FORMULAS, DISCOVERIES, PATENTS, COPYRIGHTS, OR TRADEMARKS, OR IMPROVEMENTS, RIGHTS, OR CLAIMS RELATING TO THE FOREGOING, THAT I DESIRE TO EXCLUDE FROM THIS AGREEMENT

Date: 12/15/00	Syed Ali
Employee Name

/s/ Syed Ali
Employee Signature

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SCHEDULE A
EMPLOYEE’S DISCLOSURE
OF PRIOR INVENTIONS

Prior Inventions. Except as set forth below, there are no ideas, processes, inventions, technology, writings, programs, designs, formulas, discoveries, patents, copyrights, or trademarks, or any claims, rights, or improvements to the foregoing, that I wish to exclude from the operation of this Agreement:

Date: 12/15/00	Syed Ali
Employee Name

/s/ Syed Ali
Employee Signature